Exhibit 5.1

STEVENS & LEE

LAWYERS & CONSULTANTS

111 North 6th Street

P.O. Box 679

Reading, PA 19603-0679

(610) 478-2000 Fax (610) 376-5610

www.stevenslee.com

January 4, 2008

Board of Directors

First Community Financial Corporation

Two North Main Street

Mifflintown, Pennsylvania 17059

Re:	Dividend Reinvestment and Stock Purchase Plan

First Community Financial Corporation

Ladies and Gentlemen:

In connection with proposed issuance of up to 100,000 shares of common stock, par value $5.00 per share (the “Common Stock”), by First Community Financial Corporation (the “Company”) pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”), covered by the Company’s Registration Statement on Form S-3 filed on or about this date (the “Registration Statement”), we, as counsel to the Company, have reviewed:

(1) the Pennsylvania Business Corporation Law, as amended;

(2) the Company’s certificate of incorporation;

(3) the Company’s bylaws;

(4) the Plan;

(5) the Registration Statement;

(6) a copy of a form of Common Stock certificate; and

(7) resolutions adopted by the Company’s Board of Directors on October 9, 2007, authorizing the issuance of such securities.

Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Registration Statement, will be legally issued by the Company, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “LEGAL MATTERS” in the related Prospectus. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee